EXHIBIT 24.1

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane S. Wold, Lisa R. Lundsten and Julie A. Steinhagen as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Residential Asset Mortgage Products, Inc. ("the Registrant")), to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 to be filed by the Registrant on or about June 3, 2005 , and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           SIGNATURE                     TITLE                       DATE

/s/Bruce J. Paradis       Director, President and Chief          June 3, 2005
Bruce J. Paradis          Executive Officer (Principal
                          Executive Officer)

/s/Kenneth M. Duncan      Acting Chief Financial Officer         June 3, 2005
Kenneth M. Duncan         (Principal Financial Officer)

/s/Ralph T. Flees         Controller (Principal Accounting       June 3, 2005
Ralph T. Flees            Officer)

/s/David C. Walker        Director                               June 3, 2005
David C. Walker